                                                                    EXHIBIT 12

                      SOUTHERN CALIFORNIA WATER COMPANY


                   Calculation Of Earnings To Fixed Charges



                                Quarter                   Years Ended December 31,
                                 Ended     --------------------------------------------------------
Description                    30-Jun-95     1994        1993        1992        1991        1990
---------------------------------------------------------------------------------------------------
                               ($000'S)    ($000's)    ($000's)    ($000's)    ($000's)    ($000's)

Operating Income                5,129       18,930      20,050      19,098      16,825      14,733
Taxes On Income                 2,159        8,865       5,491       7,791       5,340       6,034
                              ---------------------------------------------------------------------
Earnings Available For
  Fixed Charges                 7,288       27,795      25,541      26,889      22,165      20,767
                              ---------------------------------------------------------------------
Total Fixed Interest
  Charges                       2,309        7,828       8,378       7,890       7,583       6,421
                              ---------------------------------------------------------------------
Ratio of Earnings to
  Fixed Charges                  3.16         3.55        3.05        3.41        2.92        3.23
                              =====================================================================
